Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS REPORTS 3rd QUARTER 2016 FINANCIAL RESULTS

Conference Call Scheduled November 14, 2016 at 4:30 p.m. ET

BERKELEY HEIGHTS, NJ, Nov. 14, 2016 — Cyclacel Pharmaceuticals, Inc. (Nasdaq: CYCC) (Nasdaq: CYCCP) ("Cyclacel" or the "Company"), a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious disorders, today reported financial results and business highlights for the third quarter ended September 30, 2016.

The Company's net loss applicable to common shareholders for the third quarter ended September 30, 2016 was $3.0 million, or $0.86 per basic and diluted share, compared to net loss applicable to common shareholders of $2.8 million, or $0.95 per basic and diluted share for the third quarter ended September 30, 2015. As of September 30, 2016, cash and cash equivalents totaled $18.0 million.

"SEAMLESS, a Phase 3 study of oral sapacitabine capsules, represents one of the largest clinical trials conducted in elderly patients with AML who are unfit or refused intensive chemotherapy. Following completion of follow-up at the beginning of the quarter, we have been conducting data validation operations,” said Spiro Rombotis, President and Chief Executive Officer of Cyclacel. “We are pleased to report that this process is nearing completion following which the database will be locked and transferred to our statistical analysis vendor. We anticipate reporting top line results late in the fourth quarter of 2016 or in early 2017.”

“The collection and processing of SEAMLESS Phase 3 data represent many years of effort in our search to offer a new treatment regimen for this older patient population. We will soon analyze the data and determine whether the results warrant regulatory submissions," said Dr. Judy Chiao, VP, Clinical Development and Regulatory Affairs. "We are grateful to the patients, their families, the investigators and their teams for their valuable contributions to this study.”

“During the quarter data presented at a pediatric cancer meeting demonstrated that CYC065, our second generation Cyclin Dependent Kinase (CDK) inhibitor, prolonged survival in MYCN-addicted neuroblastoma models. The data further validate the mechanism of CYC065 and provide a rationale for clinical investigation in neuroblastoma with MYCN amplification, a major oncogenic driver of this childhood cancer. MYC family proteins are important therapeutic targets in other oncology indications, including certain solid tumors, leukemias and lymphomas. Early clinical and preclinical data from our DNA damage response program suggest that our transcriptional CDK inhibitors may have a synergistic effect with other anticancer agents, including sapacitabine. We look forward to reporting new data from our ongoing clinical studies of sapacitabine and seliciclib in BRCA positive patients and of CYC065 in patients with solid tumors,” continued Mr. Rombotis.

BUSINESS HIGHLIGHTS

SEAMLESS study

•	Phase 3 study of oral sapacitabine capsules alternating with intravenous decitabine compared to decitabine alone, as first-line treatment in patients aged 70 years or older with AML who are unfit or refused intensive chemotherapy; cleaned and validated dataset being finalized and database lock imminent.

DNA damage response program

•	The Phase 1 combination of sapacitabine and seliciclib is continuing enrollment in an extension study in an enriched population of BRCA positive patients with advanced breast cancer.

Cyclin dependent kinase (CDK) inhibitor program

•	Continued recruitment in Phase 1, first-in-human trial of CYC065, a CDK2/9 inhibitor, to evaluate safety, tolerability and pharmacokinetics in patients with solid tumors. The sixth dose escalation level has been reached.

•	Preclinical data presented at the Childhood Cancer Meeting 2016 demonstrated effectiveness of CYC065 against neuroblastoma models with an overexpression and amplification of MYCN, a driver of neuroblastoma.

KEY UPCOMING MILESTONES

SEAMLESS study

•	Report top-line data and determination of submissibility to regulatory authorities, anticipated late fourth quarter 2016 or early 2017.
•	Progress the Paediatric Investigation Plan for sapacitabine with the European Medicines Agency.

DNA damage response program

•	Progress Phase 1 sapacitabine and seliciclib extension cohort in a breast cancer patient population enriched for BRCA mutations.
•	Initiate Phase 1 part 3, to include BRCA mutation positive, pancreatic and ovarian cancer patients.

CDK Inhibitor Program

•	Report top-line results of the CYC065 Phase 1 trial in patients with solid tumors.
•	Report data when available from ongoing investigator sponsored trials (ISTs) evaluating seliciclib in patients with Cushing’s disease and rheumatoid arthritis. Additionally, seliciclib is being evaluated in cystic fibrosis though a license and supply agreement with ManRos Therapeutics.

Sapacitabine in myelodysplastic syndromes (MDS)

•	Plan Phase 1/2 trial of sapacitabine in combination with other agents to determine safety and tolerability.
•	Plan a Phase 2 randomized controlled trial (RCT) of sapacitabine in combination with other agents following review of all relevant clinical data with mature follow-up.

THIRD QUARTER 2016 FINANCIAL RESULTS

Cash and cash equivalents totaled $18.0 million as of September 30, 2016 compared to $20.4 million at December 31, 2015. Approximately $5.2 million was raised from the sale of common stock through the Company’s at-the-market facility with FBR Capital Markets. A further $1.5 million was received in October 2016 through this facility, resulting in a proforma cash balance as of September 30, 2016 of $19.5 million. Based on current plans, the Company estimates that it has capital resources to fund operations through the second quarter of 2018.

Revenue for the three months ended September 30, 2016 was $0.2 million, compared to $0.7 million for the same period of the previous year, with the decrease primarily related to grant revenue related to CYC065, for which the grant ended in December 2015.

Research and development expenses were $2.4 million for the three months ended September 30, 2016 and $2.9 million for the three months ended September 30, 2015.

General and administrative expenses were $1.3 million for the three months ended September 30, 2016 and $1.2 million for the three months ended September 30, 2015.

CONFERENCE CALL AND WEBCAST INFORMATION:

Cyclacel will conduct a conference call on November 14, 2016 at 4:30 p.m. Eastern Time to review the third quarter 2016 results. Conference call and webcast details are as follows:

Conference call information:

US/Canada call: (877) 493-9121/ international call: (973) 582-2750

US/Canada archive: (800) 585-8367 / international archive: (404) 537-3406

Code for live and archived conference call is 14223368

For the live and archived webcast, please visit the Corporate Presentations and Events page on the Cyclacel website at www.cyclacel.com. The webcast will be archived for 90 days and the audio replay for 7 days.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel Pharmaceuticals is a clinical-stage biopharmaceutical company using cell cycle control and DNA damage response biology to develop innovative, targeted medicines for cancer and other proliferative diseases. The SEAMLESS randomized Phase 3 trial of sapacitabine as front-line treatment for AML in the elderly under an SPA with FDA has completed enrollment and follow-up. Cyclacel's pipeline includes an oral combination of seliciclib (CDK inhibitor) and sapacitabine in Phase 1 in advanced solid tumors, including patients with BRCA mutations; sapacitabine in Phase 2 in MDS; and CYC065 (CDK inhibitor) in Phase 1 in solid tumors with potential utility based on preclinical data also in hematological malignancies. Cyclacel's strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a pipeline of novel drug candidates. Please visit www.cyclacel.com for more information.

FORWARD LOOKING STATEMENTS

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel's product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS

Company:	Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com
Investor Relations:	Russo Partners LLC, Alexander Fudukidis, (646) 942-5632, alex.fudukidis@russopartnersllc.com

© Copyright 2016 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In $000s, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016
Revenues:
Grant revenue	$462	$205	$1,270	$566
Collaboration and research and development revenue	253	—	253	—
Total revenues	715	205	1,523	566
Operating expenses:
Research and development	2,904	2,409	9,826	7,545
General and administrative	1,205	1,273	4,006	4,002
Total operating expenses	4,109	3,682	13,832	11,547
Operating loss	(3,394)	(3,477)	(12,309)	(10,981)
Other income (expense):
Change in valuation of financial instruments associated with stock purchase agreement	(27)	—	(51)	—
Foreign exchange (loss) gain	(219)	51	(354)	369
Interest income	2	8	5	31
Other income, net	13	18	95	56
Total other income (expense)	207	77	(305)	456
Loss before taxes	(3,187)	(3,400)	(12,614)	(10,525)
Income tax benefit	478	454	1,646	1,573
Net loss	(2,709)	(2,946)	(10,968)	(8,952)
Dividend on convertible exchangeable preferred shares	(50)	(50)	(150)	(150)
Net loss applicable to common shareholders	$(2,759)	$(2,996)	$(11,118)	$(9,102)
Basic and diluted earnings per common share:
Net loss per share – basic and diluted	$(0.95)	$(0.86)	$(4.20)	$(2.89)
Weighted average common shares outstanding	2,889,893	3,473,696	2,645,159	3,145,730

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In $000s, except share, per share, and liquidation preference amounts)

	December 31,	September 30,
	2015	2016
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,440	$18,029
Prepaid expenses and other current assets	4,051	4,521
Current assets of discontinued operations	75	29
Total current assets	24,566	22,579
Property, plant and equipment (net)	198	73
Total assets	$24,764	$22,652
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,940	$1,979
Accrued and other current liabilities	3,738	3,562
Current liabilities of discontinued operations	75	29
Total current liabilities	5,753	5,570
Other liabilities	176	141
Total liabilities	5,929	5,711
Total stockholders’ equity	18,835	16,941
Total liabilities and stockholders’ equity	$24,764	$22,652

Source: Cyclacel Pharmaceuticals, Inc.